                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    -------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                             (AMENDMENT NO. 2)(1)


                       EXECUTONE INFORMATION SYSTEMS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    301607107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                September 1, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ] Rule 13d-1(b)

         [ X ] Rule 13d-1(c)

         [   ] Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 Pages



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                                       13G


CUSIP NO.  301607107                                           Page 2 of 5 Pages
          ----------

--------------------------------------------------------------------------------
1                 NAME OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                  (ENTITIES ONLY)

                  Berkshire Bancorp Inc.
                  94-2563513
--------------------------------------------------------------------------------
2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3                 SEC USE ONLY


--------------------------------------------------------------------------------
4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
 NUMBER OF                          3,085,151 shares of Common Stock
   SHARES        ---------------------------------------------------------------
BENEFICIALLY               6        SHARED VOTING POWER
  OWNED BY                          -0-
    EACH         ---------------------------------------------------------------
 REPORTING                 7        SOLE DISPOSITIVE POWER
   PERSON                           3,085,151 shares of Common Stock
    WITH         ---------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                  REPORTING PERSON

                  3,085,151 shares of Common Stock
--------------------------------------------------------------------------------
10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*

--------------------------------------------------------------------------------
11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  4.91%
--------------------------------------------------------------------------------
12                TYPE OF REPORTING PERSON*

                  CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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                                                               Page 3 of 5 Pages


ITEM 1(a).        NAME OF ISSUER:

                  Executone Information Systems, Inc.


ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  478 Wheelers Farms Road
                  Milford, CT 06460


ITEM 2(a).        NAME OF PERSON FILING:

                  Berkshire Bancorp Inc.


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  160 Broadway
                  New York, NY 10038


ITEM 2(c).        CITIZENSHIP:

                  Not Applicable


ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, Par Value $.01 Per Share


ITEM 2(e).        CUSIP NUMBER:

                  301607107


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) - (j). Not Applicable

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. [ X ]


ITEM 4.           OWNERSHIP.

           (a)    Amount beneficially owned:
                  3,085,151

           (b)    Percent of class:
                  4.91%

           (c)    Number of shares to which such person has:

           (i)    Sole power to vote or to direct the vote 3,085,151.

           (ii)   Shared power to vote or to direct the vote -0-.

           (iii) Sole power to dispose or to direct the disposition of 3,085,151.

           (iv)   Shared power to dispose or to direct the disposition of -0-.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  [ X ]


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable



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                                                               Page 4 of 5 Pages


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable


ITEM 10.          CERTIFICATIONS.

           (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                                               Page 5 of 5 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             September 3, 1999
                                             -----------------

                                             BERKSHIRE BANCORP INC.


                                             By:  /s/ Steven Rosenberg
                                                 -------------------------------
                                                  Steven Rosenberg
                                                  President

                                   SCHEDULE I
                       TO AMENDMENT NO. 1 TO SCHEDULE 13G

NATURE OF                                     NO. OF              PRICE
TRANSACTION           DATE                 SHARES SOLD          PER SHARE*
-----------           --------             -----------          ----------
SALE                  09/01/99               123,780              3.625

SALE                  09/01/99                60,857              3.75

SALE                  09/01/99                 7,100              3.875

SALE                  09/01/99                 5,100              4.00

SALE                  09/01/99                53,300              4.0625


TOTAL                                        250,137


----------------
* Before payment of commissions.